FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

HOWARD CAPITAL MANAGEMENT, INC.

THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of April 23, 2019, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Howard Capital Management, Inc., a Delaware corporation (the “Advisor”).

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of May 7, 2014 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limit as a percentage of net assets of the HCM Dividend Sector Plus Fund Class I shares;

NOW, THEREFORE, the parties hereto agree as follows:

Effective April 23, 2019, Appendix A of the Agreement is hereby supplemented with the following:

HCM Dividend Sector Plus Fund	Operating Expense Limit
Class I	1.74%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

HOWARD CAPITAL MANAGEMENT, INC

By: /s/ Vance Howard

Name: Vance Howard

Title: President